Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | August 7, 2020 Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 5 years The S&P 500 Index (Bloomberg ticker: 'SPX <Index>') and the Dow Jones Industrial Average (Bloomberg ticker: 'INDU <Index>') (each, a 'Reference Asset') 1.25 80.00% of the Initial Value 65.00% 20.00% of the Initial Level 06747QDT1 / US06747QDT13 The Closing Value of the Reference Assets on the Initial Valuation Date The Closing Value of the Reference Assets on the Final Valuation Date August 21, 2020 August 26, 2020 August 21, 2025 Hypothetical Payment at Maturity $1,500 $1,300 $1,100 $900 $700 Upside Leverage Factor: Buffer Value Maximum Return: Buffer Percentage: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: $400 $200 $0 Maturity Date: August 26, 2025 Selected Structure Definitions Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: •If the Final Value of the Least Performing Reference Asset is greater than or equal to the Initial Value, an amount calculated as follows: $1,000 + ($1,000 x lessor of (a) Reference Asset Return of the Least Performing Reference Asset x Upside Leverage Factor and (b) Maximum Return) • If the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Buffer Value, $1,000 per $1000 principal note; or • If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)] If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 80.00% of the principal amount of your notes at maturity. The performance of the Reference Assets from the Initial Value to the Final Value Reference Asset Return: All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated August 4, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity -100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% Reference Asset Return Payment at Maturity Total Return on Notes 60.00% $1,650.00 65.00% 52.00% $1,650.00 65.00% 50.00% $1,625.00 50.00% 25.00% $1,312.50 31.25% 10.00% $1,125.00 12.50% 0.00% $1000.00 0.00% -10.00% $1000.00 0.00% -20.00% $1000.00 0.00% -30.00% $900.00 -10.00% -40.00% $800.00 -20.00% -50.00% $700.00 -30.00% -60.00% $600.00 -40.00% -70.00% $500.00 -50.00% -80.00% $400.00 -60.00% -90.00% $300.00 -70.00% -100.00% $200.00 -80.00% $1,800 $1,700 $1,600 $1,400 $1,200 $1,000 $800 $600 $500 $300 $100 Least Performing Reference Asset Return Buffered SuperTrack Notes

Fact Sheet | August 7, 2020 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 0.90% of the principal amount of the notes, or up to $9.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $850.00 and $953.80 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below - 20.00%. You may lose up to 80.00% of the principal amount of your notes. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes. • Potential Return Limited to the Maximum Return—Your potential return on the notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 1.25, assuming the Maximum Return is set to 65.00%, you would not benefit from any appreciation of any Reference Asset beyond a Reference Asset Return of 52.00%, which may be significant. • Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Payment at Maturity Is Based Solely on the Closing Value on the Final Valuation Date—The Final Value (and resulting Reference Asset Return) of the Least Performing Reference Asset will be based solely on the Closing Value of the Reference Asset of the Least Performing Reference Asset on the Final Valuation Date (as compared to its Initial Value). Therefore, if the value of the Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the values(s) of such Reference Assets at any time prior to such drop. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747QDT1.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Buffered SuperTrack Notes